EXHIBIT 21.1
SUBSIDIARIES - As of December 30, 2017

1.	Hillman Group Capital Trust
Organized in the State of Delaware

2.	Hillman Investment Company
Incorporated in the State of Delaware

3.	The Hillman Group, Inc.
Incorporated in the State of Delaware

a. SunSource Integrated Services de Mexico S.A. de C.V.
Incorporated in Ciudad de Mexico, Mexico

b. SunSub C Inc.
Incorporated in the State of Delaware

c. Hillman Luxembourg S.a r.l.
Incorporated in Luxembourg, Grand Duchy of Luxembourg

1. Hillman Group GP1, LLC
Incorporated in the State of Delaware
2. Hillman Group GP2, LLC
Incorporated in the State of Delaware
3. HGC1 Financing LP
Organized in the Province of Alberta, Canada
4. HGC2 Holding LP
Organized in the Province of Alberta, Canada
a. The Hillman Group Canada ULC
Incorporated in the Province of Alberta, Canada
i. 1094653 Ontario Limited
Incorporated in the Province of Ontario, Canada